UNITED STATES
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VAALCO ENERGY, INC.
(Name of Registrant as Specified in Its Charter)

NANES DELORME PARTNERS I LP NANES BALKANY PARTNERS LLC NANES BALKANY MANAGEMENT LLC JULIEN BALKANY DARYL NANES LEONARD TOBOROFF CLARENCE COTTMAN III
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On May 7, 2008, Nanes Delorme Partners I LP (“Nanes Delorme Partners”), together with the other participants named herein, filed with the Securities and Exchange Commission (“SEC”) a definitive proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2008 annual meeting of stockholders of VAALCO Energy Inc., a Delaware corporation.

Item 1: On May 8, 2008, Nanes Delorme Partners issued the following press release:

Nanes Delorme Partners Mails Proxy Statement to Vaalco Stockholders

Thursday May 8, 9:00 am ET

Sends Letter Urging Stockholders to Vote for Minority Slate of Director Nominees Committed to Corporate Governance Reforms and Maximizing Stockholder Value

NEW YORK--(BUSINESS WIRE)--Nanes Delorme Partners I L.P. (“Nanes Delorme Partners”) today announced that it has commenced mailing its definitive proxy statement to all VAALCO Energy, Inc. (“VAALCO” or the “Company”) (NYSE: EGY - News) stockholders to solicit votes in connection with its nomination of three highly qualified candidates for election to the Board of Directors at the Company’s 2008 Annual Meeting of Shareholders scheduled to be held on June 4th, 2008. Nanes Delorme Partners also sent a letter to VAALCO stockholders urging them to elect Nanes Delorme Partners’ nominees in order to ensure stockholders have new directors that are committed to corporate governance reforms and to taking steps to maximize value for all stockholders.

Nanes Delorme Partners, with associated entities, currently beneficially owns 4,700,000 of the outstanding shares of VAALCO, representing approximately 7.9% of the Company, making it the largest stockholder of VAALCO based on publicly available information.

Julien Balkany, a Managing Member of Nanes Balkany Partners LLC, the General Partner of Nanes Delorme Partners, stated: “VAALCO’s stock is still undervalued and responsibility clearly lies with the current Board and management. We are also extremely disappointed that the incumbent directors, most of whom own little to no stock in the Company, have displayed a clear lack of sincere interest in improving the Company’s strategic direction, operating performance and corporate governance, as well as having shown an overall lack of commitment to enhancing stockholder value. As VAALCO’s largest stockholder, we have made every effort to work constructively with current management, but it is increasingly apparent that change at the Board level is necessary.”

Mr. Balkany continued, “By electing the three highly qualified independent directors that we have recommended at the upcoming Annual Meeting, VAALCO stockholders will be able to send a loud and clear message to the current Board that the status quo of underperformance is no longer acceptable and change is required immediately.”

The text of the letter follows:

NANES DELORME PARTNERS I LP
YOUR VOTE IS CRITICALLY IMPORTANT

May 8, 2008

Dear Fellow Stockholders,

Nanes Delorme Partners I LP, with associated entities, currently beneficially owns 4,700,000 of the outstanding shares of VAALCO Energy, Inc., representing approximately 7.9% of the Company, making us the largest stockholder of VAALCO.

As VAALCO’s largest stockholder, we have a substantial interest in seeing that the management and the directors of the Board of the Company are strongly committed to maximizing value for all stockholders. Regrettably, we do not believe that the Board is acting in the best interests of its stockholders, and believe that immediate changes at the Board level are necessary to unlock value. We are therefore seeking your support at the Annual Meeting of Stockholders scheduled to be held in Houston to elect our three highly qualified director nominees, Julien Balkany, Leonard Toboroff and Clarence Cottman III, to the Board to serve as Class I directors in opposition to the Company’s three incumbent Class I directors whose terms expire at the Annual Meeting.

Just so you know, we have made every effort to work constructively with VAALCO’s management in the hope of maximizing value for all stockholders. We met with senior executives of the Company on April 15, 2008. We approached the meeting with an open mind and the sincere hope that management would consider a possible turnaround of the strategic direction of the Company in a way that would have helped reverse management’s prior poor decisions and negative reputation among its peers, analysts and investors. While the meeting reinforced our positive view of the Company’s underlying asset value in Gabon and Angola, we were shocked by what we perceived to be the Board’s lack of sincere interest in improving the Company’s operating performance, corporate governance structure and overall lack of commitment to enhancing stockholder value.

We foresee this contest as a crucial opportunity to send a strong message to the remaining incumbent directors that stockholders are not satisfied with the Company’s current performance, management and corporate governance. Specifically, our concerns include the following:

•	VAALCO’s disappointing stock performance;

•	Management’s ill-advised oil exploration diversification in the UK North Sea;

•	VAALCO’s poor operational and technical capabilities;

•	Management’s failure to retain a first tier investment bank and to consider strategic alternatives; and

•	VAALCO’s stockholder unfriendly corporate governance.

We are extremely frustrated by the major disconnect that exists between VAALCO’s depressed stock price and the underlying value of its assets. We estimate the total Net Asset Value of the Company at approximately $420 million, which translates into approximately $7.12 per share (please see the NAV analysis table in our proxy statement for a description of the basis for our estimate of NAV). Without change to the current Board, we fear that the Company’s intrinsic value may continue to erode under the continued unchecked stewardship of current senior management.

VAALCO’s stock has underperformed by all relevant measures. In 2007, the share price fell approximately 30%, while the Standard & Poor's Midcap Oil and Gas Exploration and Production Index climbed nearly 45%. Unsurprisingly the underperformance has continued in the beginning of 2008 and the share price has traded as low as $3.99 and has only started to trade higher since we publicized our concern on March 11, 2008. Since this date VAALCO’s stock has increased by approximately 33% illustrating what we believe to be the strong expectation by stockholders of immediate and substantial changes in the Company. A management team facing such recent market reactions should be hungry for ideas to boost value. The management’s and Board’s failure to offer any substantive responses or alternatives to our proposals to unlock stockholder value leave us with no other choice than to encourage stockholders to elect our Nominees to send a loud and clear signal to the remaining members of the Board.

VAALCO’s stock price has continued to trade at a substantial discount to VAALCO’s E&P peers using virtually all relevant comparable valuation metrics. As illustrated below, VAALCO recently has traded at a total enterprise value to 2008 estimated EBITDA of approximately 3.1x, compared to recent multiples of approximately 8.0x for its selected group of E&P peers. Despite this clear underperformance by the Company, we are unaware of any new or promising initiatives commenced by management or the Board to address the depressed stock price. VAALCO needs new directors who understand the importance of maximizing stockholder value.

We believe responsibility clearly lies with existing management and the current Board, who have failed to pursue a cohesive expansion plan. We believe VAALCO should refocus its efforts and resources on the Company’s core geographical area in West Africa and significantly reduce spending and management’s efforts in the UK North Sea. We are extremely disappointed by the Company’s poor operational and financial performance achieved under the current leadership in 2007. In 2007 the Company sold 1,759,000 million barrels of oil equivalent (“boe”), a 13% increase compared to 2006. The high oil price environment has also enabled the Company to sell its oil production at approximately a 13% premium compared to sales in 2006. In the meantime, the operating income for the year 2007 is down 8% from 2006 and the net earnings decrease by more than 50%. We are extremely worried by the 2007 results and the total failure to benefit at all from the continued surge in oil prices.

Given the Company’s extremely poor performance viewed in comparison to its oil and gas exploration and production peers and given the industry’s strong trend towards consolidation, we have urged the Board, as part of its fiduciary responsibility of delivering value to stockholders, to retain a first tier investment bank to evaluate and explore all strategic alternatives instead of continuing its “business as usual” approach that perpetuates the cycle of value destruction at VAALCO. We further believe that the NYSE is not the appropriate exchange to list a company with core assets in West Africa and that VAALCO should not remain listed on it, but instead should be listed on a more appropriate exchange.

We also believe, based on conversations with numerous industry experts, that the Board and VAALCO’s current management may have rebuffed private inquiries regarding a potential acquisition of the Company at a significant premium to its current share price on several occasions. If true, this deepens our concern that the Board has failed to fully explore all options to maximize value for stockholders. Stockholders should have the right to decide to take advantage of a substantial buyout premium that delivers immediate and compelling value.

In addition, because VAALCO has consistently maintained poor corporate governance practices, we believe there is an urgent need to improve the Board’s accountability to stockholders. These sub-standard corporate governance practices of the Company include, but are not limited to, (i) a staggered board, (ii) the consolidated power in the combined role of the Chairman and Chief Executive Officer, (iii) the adoption of a Shareholders Rights Plan or “poison pill” in September 2007, (iv) anti-takeover provisions and (v) supermajority voting rules.

If elected, our Nominees will, subject to their fiduciary duties, lobby the other members of the Board to implement corporate governance reforms and to immediately improve the Company’s performance. The Nominees intend to address the following issues:

•
Creation of an independent special committee to evaluate and explore all strategic alternatives for maximizing stockholder value, including, but not be limited to, core asset divestments, alternative listings, mergers and/or the sale of the entire Company.

•	Retain a top tier investment bank to assist in the above process;

•	Discontinuation of further expansion in the North Sea Region and refocus VAALCO’s efforts and resources on the Company’s core assets in Gabon and Angola;

•
Take all the appropriate measures to reduce the Company’s administrative costs and close the Company’s office in Aberdeen (UK), relocate the headquarters in London, Paris or Geneva to be on the same time horizon as Gabon and Angola;

•	Redemption of the Shareholders Rights Plan and elimination of VAALCO’s anti-takeover provisions;

•	Declassification of the staggered Board and institution of annual elections for all directors;

•	Separation of the role of Chairman and CEO;

•	Termination of the supermajority voting provisions; and

•	Commencement of a process to identify and appoint a qualified Chief Operating Officer to strengthen management;

We believe our Nominees have the experience and oil and gas expertise necessary to oversee an effort to maximize stockholder value through a change in strategic direction and corporate governance reforms. VAALCO clearly needs new independent directors who understand the importance of accountability and who will properly and carefully review all strategic options to enhance stockholder value in accordance with their fiduciary duty, instead of the incumbent directors who are content to maintain the status quo that has led to the underperformance of the Company.

We note that five of the Company’s seven incumbent directors actually own 1,000 or fewer shares each (and three of them actually own no shares). This includes W. Russell Scheirman, the Company’s President and Chief Financial Officer, and a director since 1991, who actually owns only 694 shares. We have a clear financial interest aligned with the interests of all non-insider stockholders. As the Company’s largest stockholder, our interests are aligned with yours.

We do not take lightly an election contest for directors of a public company. It is unfortunate that the intransigence of the Board and senior management has forced us to take this action, but we would like to reiterate that as the largest stockholder of VAALCO, it is crucial that stockholders not let the status quo continue. Our Nominees will work to maximize value for all stockholders.

Thank you for your consideration.

Sincerely,

/s/ Julien Balkany

Nanes Delorme Partners I LP

About Nanes Delorme Partners I LP

Nanes Delorme Partners I LP is U.S.-based hedge fund that invests primarily in the oil and gas exploration and production sector. Nanes Delorme Partners I LP pursues active investments in publicly traded companies that it believes are trading at a significant discount to their intrinsic values or where one or more potential catalysts exist that could materially unlock the inherent value of those companies.

The General Partner of Nanes Delorme Partners I LP is Nanes Balkany Partners LLC.

Contact:
Sard Verbinnen & Co.
Paul Caminiti/Dan Gagnier/Jane Simmons, 212-687-8080

Source: Nanes Delorme Partners I L.P.